UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 18, 2009
Gen-Probe Incorporated
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-31279 (Commission File Number)	33-0044608 (I.R.S. Employer Identification No.)

10210 Genetic Center Drive San Diego, CA (Address of Principal Executive Offices)	92121 (Zip Code)

(858) 410-8000
(Registrant’s telephone number, including area code)

     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On May 18, 2009, Henry L. Nordhoff, Chairman and former Chief Executive Officer (“CEO”) of Gen-Probe Incorporated (the “Company”), established a stock trading plan pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934 (the “Plan”), following his retirement as CEO of the Company on May 17, 2009. Mr. Nordhoff must exercise all outstanding stock options issued to him prior to February 7, 2007 on or before May 17, 2010 (the first anniversary of his retirement as CEO) or all such stock options will expire in accordance with the terms of the applicable stock option agreements.
     Under the Plan, Mr. Nordhoff may exercise outstanding options to acquire up to an aggregate of 272,224 shares of Company common stock and sell the underlying shares. The Company believes that this amount represents approximately 27% of the aggregate Company stock and options to acquire Company stock held by Mr. Nordhoff as of the date of the Plan’s adoption. The foregoing percentage includes all outstanding vested and unvested stock options and vested and unvested shares of Company stock underlying deferred issuance restricted stock awards held by Mr. Nordhoff as of the adoption of the Plan. The exercise of outstanding options owned by Mr. Nordhoff and the sale of underlying shares pursuant to the Plan are scheduled to occur in varying amounts between May 19, 2009 and October 30, 2009 depending on the available per share price. Any transactions occurring under the Plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission and will be subject to the restrictions and filing requirements of Rule 144 of the Securities Act of 1933. Mr. Nordhoff may terminate the Plan at any time, subject to applicable securities laws.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 20, 2009	GEN-PROBE INCORPORATED
	By:	/s/ R. William Bowen
R. William Bowen
Senior Vice President, General Counsel and Corporate Secretary